Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT: Tim Richards – Progressive Gaming	Gerard Charlier – Gaming Partners
702.263.1682	702.384.2425
John Foley – Foley/Freisleben LLC
213.955.0020

PROGRESSIVE GAMING AND GAMING PARTNERS INTERNATIONAL TEAM UP
TO PROVIDE 13.56 MHz RFID CHIP TECHNOLOGY

Las Vegas – January 27, 2006 - Gaming Partners International Corporation (NASDAQ: GPIC), a leading manufacturer and supplier of casino chips and other table game supplies, and Progressive Gaming International Corporation (NASDAQ: PGIC), a leading provider of diversified products and services used in the gaming industry worldwide, announced today that Progressive Gaming has granted GPIC the exclusive rights in the United States and non-exclusive rights outside the US to manufacture gaming chips with 13.56 MHz RFID technology.

GPIC has now confirmed its ability to successfully embed the faster 13.56 MHz RFID microchips in each and every one of its popular brands of gaming chips: Bourgogne et Grasset, Paulson and Bud Jones.

Gerard P. Charlier, President and Chief Executive Officer of GPIC stated: “We are pleased that our research and development efforts have resulted in the versatility to offer GPIC’s well known and widely accepted gaming chips, plaques and jetons either with this proprietary embedded high frequency 13.56 MHz RFID microchip to casinos which desire them or our well known 125 KHz RFID chips and readers, which we will keep supporting and developing in the many years to come for the casinos particularly interested in Casino-Currency-Control. This accomplishment further emphasizes GPIC’s mission to be the ‘partner’ of its casino customers in meeting their particular gaming chip needs.”

President and Chief Executive Officer of Progressive Gaming Russ McMeekin stated:  “GPIC has been an outstanding partner for the past 10 years in the development of RFID table and cage products. The demand for gaming chips with high speed RFID readers and tags is gaining momentum world wide, especially in the Asian markets, as a part of the next generation table management system.”

About GPIC

GPIC manufactures and supplies gaming chips, table layouts, playing cards, dice, gaming furniture, table accessories and other products that are used with casino table games such as blackjack, poker, baccarat, craps and roulette. GPIC is headquartered in Las Vegas, Nev., with offices in Beaune, France; San Luis, Mexico; Atlantic City, N.J.; and Gulfport, Miss. GPIC sells its casino products directly to licensed casinos throughout the world. For additional information about GPIC, visit our Web site at http://www.gpigaming.com.

This press release may contain certain forward-looking statements that are subject to risks and uncertainties. GPIC’s expectations regarding operating results and operating efficiencies, including the growth of new product markets, may not be met. Factors that could cause actual results to vary materially from these forward-looking statements include: reduction in growth rate of new and existing casinos and markets, particularly in Asia, failure of the industry to accept RFID technology generally, or 125 KHz or 13.56 MHz RFID technology in particular, with respect to gaming chips and readers, failure to realize revenues from our backlog, potential patent infringement issues, statements regarding the demand for gaming chips with high speed RFID readers and tags and activities expected to occur in connection with the GPIC’s agreement with Progressive Gaming International Corporation. Such statements are subject to certain risks and uncertainties, and actual circumstances, events or results may differ materially from those projected in such forward-looking statements. Factors that could cause or contribute to differences include, but are not limited to, the risk that the demand for gaming chips with high speed RFID readers and tags may not reach expected levels, timing and volume of customer demand for our casino products, timing of new casino openings and expansions, domestic or international terrorists incidents, and unexpected taxes, charges, costs or difficulties in consolidating the operations of the companies. Additional information concerning factors and risks that could affect these statements are included in GPIC’s Form 10-Q for the quarter ended September 30, 2005 and Form 10-K for the year ended December 31, 2004.

About Progressive Gaming International

Progressive Gaming International is a leading supplier of Integrated Casino Management Systems Software and Games for the gaming industry worldwide. The Company develops and distributes an expanding array of slot and table games, plus management and progressive jackpot software systems.

Progressive Gaming International is unique in the industry in offering management, progressive systems and games as a modular yet integrated solution. There is a Progressive Gaming International product in virtually every casino in the world. For further information, visit www.progressivegaming.net.

Safe Harbor Statements under The Private Securities Litigation Reform Act of 1995: Safe Harbor Statements under The Private Securities Litigation Reform Act of 1995: This release contains certain forward-looking statements of Progressive Gaming, including statements regarding the demand for gaming chips with high speed RFID readers and tags and activities expected to occur in connection with Progressive Gaming’s agreement with Gaming Partners International Corporation. Such statements are subject to certain risks and uncertainties, and actual circumstances, events or results may differ materially from those projected in such forward-looking statements. Factors that could cause or contribute to differences include, but are not limited to, the risk that the demand for gaming chips with high speed RFID readers and tags may not reach expected levels, risks related to the implementation of Progressive Gaming’s relationship with Gaming Partners International Corporation, the status of rights licensed from content providers, risks related to Progressive Gaming’s ability to enforce and develop its intellectual property rights, including rights licensed from third parties, the risk that patents may exist of which the company is not aware, or that existing patents may provide benefits to third parties beyond those anticipated by the company, Progressive Gaming’s ability to meet its capital requirements, relationships with casino operators, the overall industry environment, customer acceptance of Progressive Gaming’s new products, further approvals of regulatory authorities, adverse court rulings, production and/or quality control problems, the denial, suspension or revocation of privileged operating licenses by governmental authorities, competitive pressures and general economic conditions as well as Progressive Gaming’s debt service obligations. For a discussion of these and other factors which may cause actual events or results to differ from those projected, please refer to Progressive Gaming’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q, as well as other subsequent filings with the Securities and Exchange Commission. Progressive Gaming cautions readers not to place undue reliance on any forward-looking statements. Progressive Gaming does not undertake, and specifically disclaims any obligation, to update or revise any forward-looking statements to reflect new circumstances or anticipated or unanticipated events or circumstances as they occur.